POWER OF ATTORNEY

RE

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

Know all men by these presents, that I, Alain Louvel, a Member of the Board of Directors of Great-West Life & Annuity Insurance Company, a Colorado corporation, do hereby constitute and appoint each of R.G. Schultz and G.R. Derback as my true and lawful attorney and agent for me and in my name and on my behalf to, individually and without the concurrence of the other attorney and agent, sign my name, in my capacity as a Member of the Board of Directors of Great-West Life & Annuity Insurance Company, on Form 10-K Annual Reports of Great-West Life & Annuity Insurance Company to be filed with the Securities and Exchange Commission from time to time, and to any and all amendments thereto.

IN WITNESS WHEREOF, I have hereunto set my hand this 23rd day of December, 2006.

/s/ Alain Louvel
Member, Board of Directors of
Great-West Life & Annuity Insurance
Company

Witness:

/s/ Anne Louvel

Signature

Anne Louvel

Name (Printed)